Exhibit 2

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Directors (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Resignation of Manager of Subsidiaries

Oi S.A. discloses that Luís Pacheco de Melo has resigned as Vice President of the Board of Directors of PT Portugal SGPS, S.A. and as manager of certain subsidiaries of PT Portugal SGPS, SA.

Rio de Janeiro, July 11, 2014.

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer

Oi S.A.